Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2018 EARNINGS

WASHINGTON TOWNSHIP, NJ, October 24, 2018 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2018.
Highlights for the third quarter and year-to-date September 30, 2018:
•
Net income available to common shareholders increased $2.2 million or 58.0% to $6.1 million, or $0.60 per basic common share and $0.56 per diluted common share for the third quarter of 2018, compared to net income available to common shareholders of $3.9 million, or $0.46 per basic common share and $0.38 per diluted common share for the same period in 2017.

•	Net interest income increased 14.8% to $12.3 million for the third quarter of 2018, compared to $10.7 million for the same quarter of 2017.
•
Net income available to common shareholders for the year-to-date September 30, 2018 period was $17.6 million or $1.88 per basic common share and $1.65 per diluted common share, compared to $10.4 million, or $1.25 per basic common share and $1.05 per diluted common share for  the year-to-date September 30, 2017 period, an increase in net income of $7.1 million or 68.5% .

•	Net interest income increased 17.3% to $34.9 million for the year-to-date September 30, 2018 period, compared to $29.7 million for the same period in 2017.
The following is a recap of the significant items that impacted the third quarter and the year-to-date September 30, 2018 period:
Interest income increased $3.2 million and $8.7 million for the third quarter and the year-to-date September 30, 2018 period, respectively, compared to the same periods in 2017 primarily due to higher loan volumes and a higher yield on loans. Interest expense increased $1.6 million and $3.6 million for the third quarter of 2018 and the year-to-date September 30, 2018 period, respectively, compared to the same periods in 2017, primarily due to higher deposit volumes and rates.
The provision for loan losses increased $100,000 for the third quarter of 2018 and decreased $800,000 for the year-to-date September 30, 2018 period compared to the same periods of 2017. The year to date decrease in the provision is primarily due to improving credit quality.
For the third quarter of 2018, non-interest income increased $1.1 million, with the increase  primarily attributable to the decrease in expenses related to the sale of Other Real Estate Owned ("OREO") and increased fee income from deposit accounts, partially offset by decrease in gains on the sale of SBA loans.  For the year-to-date September 30, 2018 period, non-interest income increased $1.6 million primarily due to increased fee incomes from deposit and loan accounts as well as decrease in expenses related to the sale of OREO.

Non-interest expense increased $322,000 for the third quarter of 2018 and $962,000 for the year-to-date September 30, 2018 period compared to the same periods of 2017, primarily due to an increase in compensation and occupancy costs reflecting the growth of the business.
Income tax expense increased $180,000 for the third quarter of 2018, and decreased $217,000 for the year-to-date September 30, 2018 period, compared to the same periods of last year. Income tax expenses reflected the combined effects of increased incomes for the quarter and the year-to-date September 30, 2018 period,  and the impact of the Tax Cuts and Jobs Act enacted in December 2017. The effective tax rates for the quarter and year-to-date September 30, 2018 were 29.6% and 26.0%,  respectively compared to 36.9% and 36.8% for the same periods in 2017.
September 30, 2018 discussion of financial condition
•	Total assets increased to $1.34 billion at September 30, 2018, from $1.14 billion at December 31, 2017, an increase of $204.5 million or 18.0% .
•	Cash and cash equivalents totaled $86.7 million at September 30, 2018 as compared to $42.1 million at December 31, 2017. The $44.6 million increase was primarily due to the increase in deposits.
•
The investment securities portfolio decreased to $33.7 million at September 30, 2018, from $40.3 million at December 31, 2017, a decrease of $6.6 million or 16.3% primarily due to the payoffs of certain securities.

•	Gross loans increased to $1.2 billion at September 30, 2018, from $1.0 billion at December 31, 2017, an increase of $168.8 million or 16.7% .
•
Nonperforming loans at September 30, 2018 decreased to $3.1 million, representing 0.26% of total loans, a decrease of $1.4 million, or 31.9%, from $4.5 million of nonperforming loans at December 31, 2017. OREO at September 30, 2018 was $5.0 million, a decrease of $2.2 million compared to $7.2 million at December 31, 2017 primarily due to the sale and valuation adjustment of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.6% of total assets at September 30, 2018, as compared to 1.0% of total assets at December 31, 2017. Loans past due 30 to 89 days were $1.2 million at September 30, 2018, an increase of $746,000 from December 31, 2017.

•
The allowance for loan losses was $17.9 million at September 30, 2018, as compared to $16.5 million at December 31, 2017. The ratio of the allowance for loan losses to total loans was 1.52% at September 30, 2018, and 1.63% at December 31, 2017. The ratio of allowance for loan losses to non-performing loans improved to 580.6% at September 30, 2018, compared to 364.7%, at December 31, 2017.

•
Total deposits were $1.07 billion at September 30, 2018, up from $866.4 million at December 31, 2017, an increase of $198.8 million or 22.9% compared to December 31, 2017. The deposit growth was driven primarily by the Bank's efforts to expand its small- and mid-sized commercial customer base and also by the Bank's deposit promotions.

•	Total borrowings were $118.1 million at September 30, 2018, a decrease of $10.0 million or 7.8% from December 31, 2017.
•	Total shareholders' equity increased to $147.9 million at September 30, 2018, from $134.8 million at December 31, 2017, an increase of $13.1 million or 9.7% primarily due to the retention of earnings.
CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"The unemployment rate has reached a new low which is helping to support the strong growth in the economy. Most sectors are experiencing the growth of revenues, tax savings and increased earnings. However, the uncertainty of the continued trade war, with tariffs being implemented by China and the United States has created a volatile stock market, compounded by the continued increase in interest rates instituted by the Federal Reserve. Our Company's financial strength continues to grow with a 58% increase in earnings for the third quarter over the same period in 2017. The growth in earnings is primarily supported by our strong growth in loans that have increased 16.7% since the fiscal year ended 2017. Our continued focus on reducing non-performing assets resulted in  non performing loans decreasing to $3.1million from December 31, 2017 and OREO decreasing $2.2million  from the same period. Our careful control of our expenses combined with these factors produced very strong financial results for the third quarter and year to date."
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	86,735	42,113
Investment securities	33,679	40,259
Loans held for sale	2,217	1,541
Loans, net of unearned income	1,179,849	1,011,717
Less: Allowance for loan and lease losses	(17,918)	(16,533)
Net loans and leases	1,161,931	995,184
Premises and equipment, net	6,874	7,025
Bank owned life insurance (BOLI)	25,654	25,196
Other assets	24,900	26,134
Total assets	1,341,990	1,137,452

Liabilities

Noninterest-bearing deposits	236,030	124,356
Interest-bearing deposits	829,172	742,027
Federal Home Loan Bank borrowings	104,650	114,650
Subordinated debentures	13,403	13,403
Other liabilities	9,530	8,236
Total liabilities	1,192,785	1,002,672

Total shareholders' equity	147,872	134,780
Noncontrolling interest in consolidated subsidiaries	1,333	—
Total equity	149,205	134,780

Total liabilities and shareholders' equity	1,341,990	1,137,452

Table 2: Consolidated Income Statement (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands except share data)
Interest income:
Interest and fees on loans	$15,337	$12,404	$42,593	$34,409
Interest and dividends on investments	333	349	1,014	1,073
Interest on federal funds sold and cash equivalents	343	85	791	220
Total interest income	16,013	12,838	44,398	35,702
Interest expense:
Interest on deposits	3,051	1,667	7,624	4,679
Interest on borrowings	686	480	1,882	1,276
Total interest expense	3,737	2,147	9,506	5,955
Net interest income	12,276	10,691	34,892	29,747
Provision for loan losses	600	500	1,200	2,000
Net interest income after provision for loan losses	11,676	10,191	33,692	27,747
Noninterest income:
Gain on sale of SBA loans	13	351	227	435
Loan fees	277	221	837	463
Bank owned life insurance income	155	165	458	489
Service fees on deposit accounts	420	107	1,105	294
Gain(loss) on sale and valuation adjustments of OREO	150	(958)	(359)	(1,352)
Other	76	128	341	674
Total noninterest income	1,091	14	2,609	1,003
Noninterest expense:
Compensation and benefits	2,048	1,677	5,955	5,270
Professional services	258	405	1,050	1,151
Occupancy and equipment	444	376	1,284	1,045
Data processing	213	164	604	532
FDIC insurance and other assessments	122	77	291	218
OREO expense	146	152	480	456
Other operating expense	703	761	2,159	2,189
Total noninterest expense	3,934	3,612	11,823	10,861
Income before income tax expense	8,833	6,593	24,478	17,889
Income tax expense	2,615	2,435	6,373	6,590
Net income attributable to Company and noncontrolling interest	6,218	4,158	18,105	11,299
Net (income) loss attributable to noncontrolling interest	(92)	3	(108)	21
Net income attributable to Company	6,126	4,161	17,997	11,320
Preferred stock dividend and discount accretion	22	297	429	893
Net income available to common shareholders	$6,104	$3,864	$17,568	$10,427
Earnings per common share:
Basic	$0.60	$0.46	$1.88	$1.25
Diluted	$0.56	$0.38	$1.65	$1.05
Weighted average shares outstanding:
Basic	10,168,991	8,417,694	9,350,068	8,358,288
Diluted	10,920,025	10,889,186	10,912,879	10,828,260

Table 3: Operating Ratios
	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Return on average assets	1.88%	1.54%	1.96%	1.47%
Return on average common equity	17.15%	13.28%	17.93%	12.41%
Interest rate spread	3.47%	3.97%	3.61%	3.87%
Net interest margin	3.88%	4.15%	3.94%	4.03%
Efficiency ratio	29.43%	33.74%	31.53%	35.32%

Table 4: Asset Quality Data
	September 30,	December 31,
	2018	2017
	(Amounts in thousands except ratio data)
Allowance for loan losses	$17,918	$16,533
Allowance for loan losses to total loans	1.52%	1.63%
Allowance for loan losses to non-accrual loans	580.6%	364.7%
Non-accrual loans	3,086	4,534
OREO	5,014	7,248